EXHIBIT 99.1

WORLD AIRWAYS TO LEASE TWO ADDITIONAL CARGO JETS

PEACHTREE CITY, Ga. (July 7, 2004) – World Airways, Inc. (NASDAQ: WLDA) has signed a letter of intent to lease two MD-11F aircraft early next year for its international cargo fleet.

“Additional capacity is needed to allow World to better serve the growing demand we have in the international cargo market,” said Randy Martinez, World’s president and chief executive officer.

The two wide-body aircraft will bring World’s MD-11 fleet to five cargo and eight passenger aircraft for international service. World expects delivery of the aircraft in the spring of 2005. The airline currently operates a fleet of 11 MD-11s and five DC-10s.

World Airways is a U.S.-certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military, and international leisure tour operators. Founded in 1948, World operates a fleet of 16 wide-body aircraft to meet the specialized needs of its customers. For information, visit www.worldairways.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the Company in this release.]

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